EXHIBIT 10.15

September 11, 2017

CUR Holdings, Inc.

2 Tower Place

Albany, NY 12203

Attention: William F. Duker, President

Gentlemen:

We are pleased to submit this non-binding (except as provided in the second sentence of the last paragraph herein) Term Sheet describing the proposed terms and conditions for a merger or asset transfer transaction, as described further below, between CÜR Holdings, Inc. (“Holdings”) and CÜR Media, Inc. (“CÜR Media”), in addition to other related transactions. Holdings and CÜR Media may be referred to herein singularly as a “Party” or collectively as the “Parties.”

The Parties agree that this Term Sheet supersedes and replaces any and all prior oral and/or written discussions or understandings between them with respect to the subject matter included herein.

Item	Description

1. General

Holdings is a privately held Delaware corporation. The outstanding capitalization of Holdings on the date hereof is set forth on Exhibit A hereto.

CÜR Media is a publicly traded U.S. corporation currently quoted on the OTC Markets, shares of whose common stock are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The outstanding capitalization of CÜR Media on the date hereof is set forth on Exhibit B hereto.

On July 19, 2017, CÜR Media received a “Wells Notice” from the staff (the “Staff”) of the Securities and Exchange Commission (the “SEC”), which provided notification to CÜR Media that the Staff has made a preliminary determination to recommend that the SEC institute administrative proceedings against CÜR Media pursuant to Sections 12(j) and 12(k) of the Exchange Act, based upon the Company’s failure to comply with its reporting obligations under Section 13(a) of the Exchange Act. Section 12(j) of the Exchange Act grants the SEC the right, after notice and opportunity for a hearing, to revoke the registration of a security. Section 12(k) of the Exchange Act grants the SEC the right to suspend trading in a security. CÜR Media intends to file all of the delinquent reports and become current with its SEC filing requirements and believes that, as a result of making these filings, the SEC will have no further reason to institute the proposed administrative proceedings, or, if instituted, to continue such proceedings.

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In the event that CÜR Media receives notification from the SEC that it will not institute the proposed administrative proceedings, or, if instituted, will discontinue such proceedings (“SEC Clearance”), the Parties will, subject to any required shareholder approval, effect the Merger (as defined in Section 3 below), in addition to other related transactions; provided, however, that the Board of Directors of Holdings and CÜR Media may mutually agree to proceed with the Merger prior to SEC Clearance. If, however, the SEC commences the proposed administrative proceedings against CÜR Media, and such proceedings result in the revocation of the registration of CÜR Media’s common stock under the Exchange Act (“Revocation”), the Parties will, subject to any required shareholder approval, effect the Asset Transfer (as defined in Section 4 below), in addition to other related transactions; provided, however, that the Board of Directors of Holdings and CÜR Media may mutually agree to proceed with the Asset Transfer any time commencing on the ninety-first (91st) day after the date of this Term Sheet.

The transactions described in this Term Sheet may hereinafter be referred to, singularly, as a “Transaction” or, collectively, as the “Transactions.” All references in this Term Sheet to “$” or “dollars” are to United States dollars, unless the context specifically provides otherwise.

2. Preliminary Transactions

Prior to the closing of eitherthe Merger or the Asset Transfer, and as a contingency thereto, Holdings will have consummated (a) a private placement offering (the “Preferred Stock Unit Offering”), pursuant to Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), of a minimum of $6,000,000 (the “Minimum Amount”) of units of securities of Holdings (“Holdings Preferred Stock Units”), at a purchase price of $5.15 per unit (other than with respect to the acquisition by Holdings of the Standard Holdings Note and the Line of Credit Note, as further described below), with each unit consisting of (i) one (1) share of Series A convertible preferred stock of Holdings, and (ii) a 5-year warrant to purchase 6.5087 shares of common stock of Holdings, at an exercise price of $1.00 per each full share, and (b) a private placement offering (the “$2.5 Million Note Offering” and, together with the Preferred Stock Unit Offering, the “Offerings”), pursuant to Regulation D under the Securities Act, of (i) a 12% senior secured promissory note of Holdings, in the principal amount of $2,500,000 (the “$2.5 Million Note”), with a term of twelve (12) months, at a purchase price of 100% (par), and (i) 10-year warrants to purchase 1,000,000 shares of common stock of Holdings, at an exercise price per share of $0.0001. The proceeds of the Offerings (after deducting fees and expenses related to the Offerings (including placement agent fees, legal fees and expenses and fees payable to the escrow agent)) will be used as set forth on Exhibit C hereto.

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$1,000,000 of the Minimum Amount of the Preferred Stock Unit Offering, shall reflect the assignment and transfer to Holdings by CUR Holdings, LLC, a New York limited liability company, of (a) a Convertible Line of Credit Promissory Note of CÜR Media, in the principal amount of $685,000 (“Line of Credit Note”), issued to CUR Holdings, LLC (solely as to the outstanding principal balance due under the Line of Credit Note), and (b) a Secured Non-Recourse Promissory Note of Standard Holdings, Inc., a Nevada corporation, in the principal amount of $315,000 (the “Standard Holding Note”), issued to CUR Holdings, LLC, both of which notes will be assigned and transferred to Holdings in consideration of the purchase of Holdings Preferred Stock Units by CUR Holdings, LLC, and such assignment and transfer will count towards the achievement of the Minimum Amount. To the extent the outstanding principal balance on the Line of Credit Note is less than $685,000, CUR Media will draw down the amount representing the difference between $685,000 and the outstanding balance on the Line of Credit Note immediately prior to the initial closing of the Preferred Stock Unit Offering.

In addition, simultaneously with the closing of the Preferred Stock Unit Offering, and as a contingency thereto, the holders (the “Secured Noteholders”) of the existing 12% senior secured convertible promissory notes (the “Secured Notes”) of CÜR Media will assign, convey, transfer and set over to Holdings all of the Secured Noteholders’ right, title, interest and obligations in, to and under the Secured Notes, and all claims, suits, causes of action and any other rights thereunder, in exchange for units of securities of Holdings, at an exchange rate of $2.00 of principal and interest due under said note per unit. Each unit will consist of (a) one (1) share of common stock of Holdings, and (b) a 5-year warrant to purchase one (1) share of common stock of Holdings for every share of common stock of Holdings received upon exchange, at an exercise price per share equal to $1.00.

In addition, prior to the closing of the Preferred Stock Unit Offering, and as a contingency thereto, Holdings will have entered directly into content licensing agreements (“Content Licensing Agreements”) with the three major music labels (the “Labels”), subject only to payment of any initial advances due to the Labels pursuant to such Content Licensing Agreements (“Advances”), and simultaneously therewith, Holdings will grant to CÜR Media an immediate terminable sublicense, which will enable CÜR Media to digitally distribute sound recordings and related materials owned or controlled by the Labels in connection with its CÜR-branded Internet music service (“CUR Music”). The sublicense will terminate when and if the Asset Transfer (as defined below) is consummated.

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Immediately following the initial closing of the Preferred Stock Unit Offering, and the simultaneous closing of the $2.5 Million Note Offering, Holdings will extend a new line of credit to CÜR Media, for up to the full amount of the net proceeds from the Offerings (after deducting fees and expenses related to the Offerings (including placement agent fees, legal fees and expenses and fees payable to the escrow agent), and after payment of the Advances to the labels), (1) to enable CÜR Media to pay (a) outstanding accounts payable, to be negotiated into structured settlements, (b) employee deferred compensation, and (c) monthly payments due by CÜR Media under the 2.5 Million Note, and (2) for working capital and general corporate purposes. Any amounts drawn down by CÜR Media on this new line of credit will be represented by a 12% line of credit promissory note (the “Post-Closing Line of Credit Note”). The process for requesting and approving drawdowns on the new line of credit is to be determined, and will be reflected in the definitive documentation for the transaction.

3. The Merger

If CÜR Media receives SEC Clearance (or, at the discretion of the Board of Directors of Holdings and CÜR Media, as described above), Holdings will enter into a merger with CÜR Media, which merger, the Parties anticipate, shall qualify as a tax-free reorganization under the U.S. Internal Revenue Code (the “Merger”).

At the effective time of the Merger, the stockholders of Holdings will receive, in exchange for all of their issued and outstanding shares of capital stock of Holdings (including all issued and outstanding shares of preferred stock of Holdings), shares of capital stock of CÜR Media (including shares of preferred stock of CÜR Media), at an exchange rate of 1-for-1, with appropriate adjustments and, otherwise, on their original terms and conditions. In addition, outstanding warrants to purchase shares of common stock of Holdings will be exchanged for warrants to purchase shares of common stock of CÜR Media, at the same ratio at which shares of outstanding capital stock of Holdings are exchanged for shares of capital stock of CÜR Media, with appropriate adjustments and, otherwise, on their original terms and conditions.

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Simultaneously with the closing of the Merger, the principal and any accrued and unpaid interest due under the existing 12% unsecured convertible promissory notes (the “Unsecured Notes”) of CÜR Media will convert into units of securities of CÜR Media, at a conversion price of $2.00 of principal and interest due under said note per unit. Each unit will consist of (a) one (1) share of common stock of CÜR Media, and (b) a 5-year warrant to purchase one (1) share of common stock of CÜR Media for every share of common stock of CÜR Media received upon conversion, at an exercise price equal to $1.00 per share.

Further, at the effective time of the Merger, (a) the Standard Holdings Note will be assigned and transferred to CÜR Media, and CÜR Media will become the payee under such note, (b) the CÜR Media Note, the Secured Notes, and the Post-Closing Line of Credit Note will be forgiven and canceled by Holdings, and (c) CÜR Media will assume the obligations under the $2.5 Million Note.

The definitive merger agreement among Holdings and CÜR Media will contain customary representations and warranties for a transaction of this type, to be made by CÜR Media and Holdings, as applicable, on the date of the merger agreement and on the closing date of the Merger. The merger agreement will contain such other terms and provisions as shall be mutually agreed upon between Holdings and CÜR Media consistent with the provisions in this Term Sheet.

The anticipated closing date for the Merger will be as soon as practicable following receipt of SEC Clearance (or, at the discretion of the Board of Directors of Holdings and CÜR Media, as described above).

The actual and fully diluted capitalization of CÜR Media upon the closing of the Merger are set forth set forth on Exhibit B hereto.

4. The Asset Transfer

If there is a Revocation of CÜR Media’s common stock under the Exchange Act (or, at the discretion of the Board of Directors of Holdings and CÜR Media, as described above), Holdings and CUR Media will enter into an asset purchase and sale transaction, pursuant to which all of the intellectual property and other assets and liabilities of CÜR Media’s music streaming business (the “CÜR Media Assets”) will be assigned, conveyed, transferred and set over to Holdings (the “Asset Transfer”).

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At the effective time of the Asset Transfer, the stockholders of CÜR Media will receive, in exchange for all of the assets and liabilities of CÜR Media, shares of capital stock of Holdings, at an exchange rate of 1-for-1 of equivalent classes of preferred and common stock, with appropriate adjustments and, otherwise, on their original terms and conditions. In addition, outstanding warrants and stock options to purchase shares of CÜR Media will be exchanged for warrants and stock options to purchase shares of common stock of Holdings, at the same ratio at which shares of outstanding capital stock of CÜR Media are exchanged for shares of capital stock of Holdings, with appropriate adjustments and, otherwise, on their original terms and conditions. If necessary, the Board of Directors of Holdings shall adopt an Equity Incentive Plan (the “EIP”) with such number of shares available under the EIP that equals 15% of the fully diluted capitalization of Holdings after giving effect to the Asset Transfer, covering outstanding stock options to purchase shares of CÜR Media, and for the future issuance, at the discretion of the Board of Directors of Holdings, of incentive awards to officers, key employees, consultants and directors. The EIP shall include a customary evergreen provision with respect to the refresh of the number of shares available for grants under the EIP.

Simultaneously with the closing of the Asset Transfer, the principal and any accrued and unpaid interest due under the existing Unsecured Notes of CÜR Media will convert into units of securities of Holdings, at a conversion price of $2.00 per unit. Each unit will consist of (a) one (1) share of common stock of Holdings, and (b) a 5-year warrant to purchase one (1) share of common stock of Holdings for every share of common stock of Holdings received upon conversion, at an exercise price equal to $1.00 per share.

Further, at the effective time of the Asset Transfer, (a) the Standard Holdings Note will remain payable to Holdings, (b) the CÜR Media Note, the Secured Notes, and the Post-Closing Line of Credit Note will be forgiven and canceled by Holdings as partial consideration for the purchase by Holdings of the assets of CÜR Media, and (c) Holdings will remain responsible for the obligations under the $2.5 Million Note.

The definitive asset purchase agreement among CÜR Media and Holdings will contain customary representations and warranties for a transaction of this type, to be made by CÜR Media and Holdings, as applicable, on the date of the asset purchase agreement and on the closing date of the Asset Transfer. The asset purchase agreement will contain such other terms and provisions as shall be mutually agreed upon between CÜR Media and Holdings consistent with the provisions in this Term Sheet.

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The anticipated closing date for the Asset Transfer will be as soon as practicable following the Revocation (or, at the discretion of the Board of Directors of Holdings and CÜR Media, as described above).

The actual and fully diluted capitalization of Holdings upon the closing of the Asset Transfer are set forth set forth on Exhibit A hereto.

5. Board of Directors; Officers; Series B Preferred Stock

As of the date hereof, the sole director of CÜR Media is Thomas Brophy. Simultaneously with the closing of the Offerings, the Board of Directors of CÜR Media shall be increased to consist of three members, currently contemplated to include Thomas Brophy, William F. Duker and Edward P. Swyer. Thomas Brophy will serve as the Chairman of the Board of Directors of CÜR Media.

As of the date hereof, the sole director of Holdings is William F. Duker. Simultaneously with the closing of the Offerings, the Board of Directors of Holdings shall be increased to consist of three members, currently contemplated to include William F. Duker, Thomas Brophy and Edward P. Swyer. William F. Duker will serve as the Chairman of the Board of Directors of Holdings.

In addition, simultaneously with the closing of the Offerings, such officers shall be appointed for CÜR Media and Holdings as shall be determined by the Board of Directors of CÜR Media and Holdings, respectively.

Simultaneously with the closing of the Offerings, Holdings will issue one (1) share of its Series B voting preferred stock (“Series B Preferred Stock”) to William F. Duker. The holder of the Series B Preferred Stock will have the right to elect the number of directors on the Board of Directors of Holdings constituting the majority. If the Merger occurs, the holder of the Series B Preferred Stock will receive, in exchange for the Series B Preferred Stock, a share of Series B voting preferred stock of CÜR Media, with appropriate adjustments and, otherwise, on its original terms and conditions.

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6. Voting Agreements

Simultaneously with the closing of the Offerings, shareholders representing at least fifty-one percent (51%) of the voting capital stock of each of CÜR Media and Holdings, and all of the investors in the Preferred Stock Unit Offering, will have entered into voting agreements pursuant to which they will, respectively, agree to vote in favor of the Transactions, as applicable.

The holder of the Series B Preferred Stock will have the right to approve any merger (including the Merger), asset sale (including the Asset Transfer), or other fundamental transaction to be effected by Holdings.

7. Registration Rights

In the event of the Merger, promptly, but no later than 120 calendar days from the consummation of the Merger, CÜR Media shall file a registration statement (on Form S-1, or similar form) with the SEC (the “Registration Statement”) covering the shares of common stock, and the shares of common stock underlying the Series A convertible preferred stock and warrants to purchase shares of common stock, issued in connection with the Preferred Stock Unit Offering, the $2.5 Million Note Offering, and the conversion of the Secured Notes and Unsecured Notes, and/or securities issued in exchange therefore in connection with any of the Transactions described herein (the “Registrable Securities”). CÜR Media shall use its commercially reasonable efforts to ensure that such Registration Statement is declared effective by the SEC within 210 days of filing with the SEC.

Any cutback resulting from the removal of any of the Registrable Securities from the Registration Statement in response to a comment from the Staff of the SEC limiting the number of shares of common stock which may be included in the Registration Statement (a “Cutback Comment”), shall be allocated on a pro rata basis, based on the total number of such shares held by or issuable to each holder.

CÜR Media shall keep the Registration Statement “evergreen” for at least one (1) year from the date it is declared effective by the SEC, or for such shorter period ending on the sale of all Registrable Shares thereunder.

The existing security holders of CÜR Media who currently have registration rights for their equity securities, will receive customary registration rights following the closing of the Merger.

8. Restrictions on Sale

All securities issued pursuant to the Transactions will be “restricted securities” as defined in Rule 144 and shall be subject to all applicable resale restrictions specified by federal and state securities laws.

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9. Conditions to Closing	The merger agreement for the Merger or the asset purchase agreement for the Asset Transfer, as applicable, shall include certain customary and other closing conditions including the following:

(a)	consummation of all required definitive instruments and agreements, including, but not limited to, the merger agreement or asset purchase agreement, in forms acceptable to CÜR Media and Holdings;

(b)	obtaining all necessary board, shareholder and third-party consents;

(c)	satisfactory completion by CÜR Media and Holdings of all necessary technical and legal due diligence;

(d)	the completion of the Preferred Stock Unit Offering, $2.5 Million Note Offering, and any other closing contingencies;

(e)	the entry by Holdings into Content Licensing Agreements with the Labels, with an immediate sublicense to CÜR Media;

(f)	no material adverse change with respect to Holdings or CÜR Media;

(g)	obtaining any required consents of other parties to existing agreements with Holdings or CÜR Media; and

(h)	the completion and delivery of any required financial statements of Holdings or CÜR Media, and pro forma financial statements, as applicable, all compliant with applicable SEC regulations, if applicable.

10. Pre-Closing Covenants

CÜR Media and Holdings shall each cooperate with the other and use their reasonable best efforts to complete their due diligence and to execute and deliver the applicable merger agreement or asset purchase agreement, and all other documents necessary or desirable to effect the Transactions, as soon as possible and to thereafter satisfy each of the conditions to closing specified thereunder.

11. Costs and Expenses

Except as explicitly provided in this Term Sheet (and in Exhibit C hereto), the Parties shall bear their own fees and expenses in connection with the Transactions and certain due diligence activities relating thereto.

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12. Exclusivity; Due Diligence

Holdings and CÜR Media each hereby covenants and agrees that, from and after the date of the execution of this Term Sheet (the “Execution Date”) through and including the ninetieth (90th) day thereafter (the “Exclusivity Period”), it will not enter into any merger, asset purchase and sale, or similar type of transaction, other than as set forth in this Term Sheet.

Holdings and CÜR Media shall each have the right, upon prior written notice to the other Party hereto, to terminate its obligations hereunder at any time if the results of its due diligence inquiry are unsatisfactory to such Party, in such Party’s sole discretion, and in such event, neither Party shall have any liability or obligation to the other Party pursuant to this Term Sheet.

13. Governing Law	This Term Sheet shall be governed and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts or choice of laws thereof.

14. Termination and Effects of Termination

The obligations of the Parties to each other under this Term Sheet shall terminate upon the first to occur of (a) the expiration of the Exclusivity Period, (b) termination by CÜR Media or Holdings pursuant to Section 12 of this Term Sheet, or by mutual agreement, or (c) the execution and delivery of a merger agreement in connection with the consummation of the Merger or asset purchase agreement in connection with the Asset Transfer, as applicable, provided that the provisions and obligations of the Parties created by Sections 13, 15 and 17 hereof shall survive the termination of this Term Sheet.

15. Confidentiality

Each of the Parties to this Term Sheet agrees to maintain the confidentiality of the terms of this Term Sheet and the Transactions, and not to use any information it may learn about the other Party for any purpose other than to consummate the Transactions. Further, no disclosure of any information concerning this Term Sheet, the Transactions or any confidential information delivered by either Party to the other pursuant to this Term Sheet or the Transactions shall be disclosed to any other person unless such disclosure is reasonably necessary in connection with the purposes of this Term Sheet and until such other person shall have first executed and delivered a written confidentiality agreement (or is otherwise legally bound by reasonably comparable confidentiality obligations existing under contract or pursuant to the terms of his or her work with any Party to this Agreement) by which such person agrees to hold in confidence such confidential information. The obligations of the Parties (and of such other persons to whom confidential information is delivered) pursuant to this paragraph shall continue indefinitely, except as otherwise required by applicable law, governmental regulation, stock exchange rule or court order.

The Parties may publish a press release upon closing of the Merger A or the Asset Transfer, the contents of which will be subject to the prior approval of both parties, not to be unreasonably withheld or delayed.

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16. Notices

Any notices, requests, demands, or reports hereunder shall be in writing (unless otherwise provided for in this Agreement) and shall be deemed effective upon receipt if hand delivered, sent via facsimile or by e-mail or three (3) business days after having been sent by a nationally recognized overnight courier, or registered mail, to the following addresses:

if to CUR Media, to 8 Lewis Road, Marlborough, CT 06447, Attention: Thomas Brophy, e-mail: tbrophy@curmusic.com;

if to Holdings, to 2 Tower Place, Albany, NY 12203, Attention: William F. Duker, email: bill@sybaris2015.com;

in either case, with a copy to CKR Law LLP, 1330 Avenue of the Americas, 14th Floor, Attention: Eric C. Mendelson, email: emendelson@ckrlaw.com.

17. Disclaimers; Relationships

Neither of the Parties is a broker/dealer. The information provided herein may be displayed and printed for the use of the Parties, their existing and prospective investors and their advisors. The information is not intended to provide tax, legal or investment advice. The securities described herein may not be eligible for sale in all jurisdictions or to all categories of investors. The Parties, their affiliates, clients, counsel and other professional advisors, and their officers, directors, employees and stockholders, or any member of their families, may from time to time purchase or sell or have a position in any securities discussed herein or any other securities of the Parties. This communication is not an offer to sell or the solicitation of any offer to buy the securities referred to herein or any other securities, nor shall there be any sale of such securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This Term Sheet reflects the understanding of the Parties concerning the matters described herein, but, except as provided in the next sentence, is not intended to and does not constitute an exhaustive statement of, or a legally binding or enforceable agreement or commitment of the Parties to conclude, any agreement or commitment of the parties. Notwithstanding the foregoing, the provisions of Sections 12 through 17 of this Term Sheet shall constitute legally binding and enforceable agreements of the Parties. Any additional obligations of the Parties with respect to the Transactions intended to be binding shall be memorialized by the execution and delivery of the definitive merger agreement and the related documentation.

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We look forward to working with you to complete the Transactions successfully and expeditiously. If the foregoing correctly sets forth your understanding, please evidence your agreement to this Term Sheet by executing a copy of this Term Sheet in the space set forth below.

CÜR MEDIA, INC.

By:	/s/ Thomas Brophy
Name:	Thomas Brophy
Title:	Director

AGREED TO AND ACCEPTED:

This 11th day of September , 2017

CUR HOLDINGS, INC.

By:	/s/ William F. Duker
Name:	William F. Duker
Title:	President

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